                                                                   EXHIBIT 21.01


                        LIST OF REGISTRANT'S SUBSIDIARIES

   SUBSIDIARY                                                JURISDICTION
Object-Mart, Inc.                                         California
ONI Credit Corporation                                    Delaware
ONI Systems B.V.                                          Netherlands
ONI Systems Canada Inc.                                   Canada
ONI Systems France SARL                                   France
ONI Systems GmbH                                          Germany
ONI Systems Hong Kong Limited                             Hong Kong
ONI Systems K.K.                                          Japan
ONI Systems Korea                                         South Korea
ONI Systems (Singapore) PTE LTD                           Singapore
ONI Systems U.K. Ltd.                                     United Kingdom